As filed with the Securities and Exchange commission on May 16, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BankUnited, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	27-0162450
(State of Incorporation)	(I.R.S. Employer Identification No.)

14817 Oak Lane,	Miami Lakes,	FL	33016
(Address of principal executive offices)			(Zip Code)

BankUnited, Inc. 2023 Omnibus Equity Incentive Plan
(Full Titles of Plans)

Rajinder P. Singh
Chairman, President and Chief Executive Officer
BankUnited, Inc.
14817 Oak Lane
Miami Lakes, FL 33016
(305) 569-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Brandon C. Price
Michael J. Schobel
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Telephone: (212) 402-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
Pursuant to this Registration Statement on Form S-8 (the “Registration Statement”), BankUnited, Inc. (the “Corporation” or the “Registrant”) is registering 1,900,000 shares of common stock, par value $0.01 per share (the “Common Stock”), that may be issued under the BankUnited, Inc. 2023 Omnibus Equity Incentive Plan (the “2023 Plan”), which was approved by the Company’s shareholders on May 16, 2023 (the “Effective Date”). Concurrently herewith, the Corporation is filing a Post-Effective Amendment No. 1 to Registration Statements No. 333-261122 and No. 333-172035 relating to shares of Common Stock that are authorized for issuance under the 2023 Plan consisting of (a) a number of shares that remained available for issuance under the BankUnited, Inc. 2014 Omnibus Equity Incentive Plan as of the Effective Date, plus (b) any shares of Common Stock that are subject to awards granted under each of the BankUnited, Inc. 2014 Omnibus Equity Incentive Plan and the BankUnited, Inc. 2010 Omnibus Equity Incentive Plan (collectively, the “Prior Plans”) that are forfeited, cancelled, exchanged or surrendered, settled in cash or that otherwise terminate or expire without a distribution of shares of Common Stock to the Prior Plan participant (but excluding any shares of Common Stock surrendered or withheld as payment of either the exercise price of an award under the Prior Plans or withholding taxes in respect of an award under the Prior Plans).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Securities and Exchange Commission (the “SEC”) allows the Corporation to “incorporate by reference” in this Registration Statement the information in the documents that it files with the SEC, which means that the Corporation can disclose important information to you by referring you to those documents. The information incorporated by reference in this Registration Statement is considered to be a part of this Registration Statement, and information in documents that the Corporation files later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this Registration Statement. The Corporation incorporates by reference in this Registration Statement the documents listed below and any future filings that it may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, except that the Corporation is not incorporating by reference any information that is deemed to have been furnished and not filed in accordance with the SEC’s rules.
•The Corporation’s Annual Report on Form 10-K for the year ended December 31, 2022 filed on February 22, 2023;
•The Corporation’s Quarterly Reports on Form 10-Q for the period ended March 31, 2022 filed on May 2, 2023;
•The Corporation’s Current Reports on Form 8-K filed on May 2, 2023 and May 16, 2023;
•The portions of the Corporation’s Definitive Proxy Statement on Schedule 14A filed on April 12, 2023 that are incorporated by reference into Part III of the Corporation’s Annual Report on Form 10-K referred to above; and
•The description of the Corporation’s common stock, par value $0.01 per share, contained in the registration statement on Form 8-A (File No. 001-35039) filed with the SEC on January 18, 2011 to register such securities under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

The Corporation will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests for copies should be addressed to:
BankUnited, Inc.
Attention: Investor Relations
14817 Oak Lane
Miami Lakes, FL 33016
(305) 231-6400
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
The Delaware General Corporation Law, as amended (the “DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation provides for such limitation of liability.
Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of such person’s service as a director, officer, employee or agent of the corporation, or such person’s service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding; provided that such director or officer had no reasonable cause to believe his conduct was unlawful.
Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit; provided that such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Notwithstanding the preceding sentence, except as otherwise provided in the by-laws, we shall be required to indemnify any such person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by any such person was authorized by our board of directors.
In addition, our amended and restated certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent authorized by law. Currently, we have entered into separate indemnification agreements with certain of our directors and executive officers. Our board of directors also authorized us to enter into, from time to time, additional indemnification agreements with future directors and executive officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and the Corporation’s amended and restated certificate of incorporation and by-laws against (i) any and all liabilities, expenses, damages, judgments, fines, penalties, ERISA excise taxes, interest and amounts paid in settlement of any claim with the Corporation’s approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of our indebtedness, and (iii) any liabilities incurred as a result of acting on behalf of the Corporation (as a fiduciary or otherwise) in connection with an employee benefit plan or any related trust or funding mechanism. Each indemnification agreement provides for the advancement or payment of expenses to the indemnitee and for reimbursement to the Corporation if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and by-laws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
We are also required to advance certain expenses to certain of our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of BankUnited, Inc. (incorporated herein by reference to Exhibit 3.1 to BankUnited, Inc.’s Annual Report on Form 10-K filed on March 1, 2018)
3.2	Amended and Restated Bylaws of BankUnited, Inc. (incorporated herein by reference to Exhibit 3.1 to BankUnited, Inc.’s Current Report on Form 8-K filed on August 15, 2016)
4.1	BankUnited, Inc. 2023 Omnibus Equity Incentive Plan *
4.2	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to BankUnited, Inc.’s Amendment No. 3 to the Registration Statement on Form S-1 filed on January 18, 2011)
5.1	Opinion of Wachtell, Lipton, Rosen & Katz *
23.1	Consent of Deloitte & Touche LLP *
23.2	Consent of KPMG LLP *
23.3	Consent of Wachtell, Lipton, Rosen & Katz (contained in its opinion filed as Exhibit 5.1 hereto) *
24.1	Power of Attorney (included on the signature page to this Registration Statement) *
107	Calculation of Filing Fee Table *

* Filed herewith

Item 9. Undertakings.
A.The undersigned Registrant hereby undertakes:
1.To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
i.To include any prospectus required by Section 10(a)(3) of the Securities Act;
ii.To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
iii.To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
2.That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami Lakes, State of Florida, on May 16, 2023.

BANKUNITED, INC.

By:	/s/ Leslie N. Lunak
Name:	Leslie N. Lunak
Title:	Chief Financial Officer
POWER OF ATTORNEY
Each of the undersigned officers and directors of BankUnited, Inc. hereby severally constitutes and appoints Rajinder P. Singh and Leslie N. Lunak, and each of them acting alone, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 16, 2023.

Signature	Title	Date

/s/ RAJINDER P. SINGH	Chairman, President and Chief Executive Officer (Principal Executive Officer)	May 16, 2023
Rajinder P. Singh
/s/ LESLIE N. LUNAK	Chief Financial Officer (Principal Financial and Accounting Officer)	May 16, 2023
Leslie N. Lunak
/s/ TERE BLANCA	Director	May 16, 2023
Tere Blanca
/s/ JOHN N. DIGIACOMO	Director	May 16, 2023
John N. DiGiacomo
/s/ MICHAEL J. DOWLING	Director	May 16, 2023
Michael J. Dowling
/s/ DOUGLAS J. PAULS	Director	May 16, 2023
Douglas J. Pauls
/s/ A. GAIL PRUDENTI	Director	May 16, 2023
A. Gail Prudenti
/s/ WILLIAM S. RUBENSTEIN	Director	May 16, 2023
William S. Rubenstein
/s/ GERMAINE SMITH-BAUGH	Director	May 16, 2023
Germaine Smith-Baugh
/s/ SANJIV SOBTI	Director	May 16, 2023
Sanjiv Sobti
/s/ LYNNE WINES	Director	May 16, 2023
Lynne Wines